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                             [NATIONAL PROPANE LOGO]


                                                            Ronald R. Rominlecki
                                                               President and COO

                                                                National Propane
                                                           Suite 1700, IES Tower
                                                               200 1st Street SE
                                                   Cedar Rapids, Iowa 52401-1409
                                                                  (319) 365-1550
                                                              (319) 365-6084 Fax

December 10, 1997

Mr. Brooks Sherman
National Propane
200 1st Street S.E.
Suite 1700 IES Tower
Cedar Rapids, IA 52401-1409

Dear Brooks:


It is with great pleasure that we hereby confirm your employment as Vice President -- Chief Financial Officer of National Propane Corporation ("NPC"), the general partner of National Propane Partners, L.P. (the "MLP"), on the terms and conditions set forth in this letter and in the attached term sheet (the "Term Sheet").

You will report to the President of NPC and your duties will be performed primarily at the corporate headquarters of NPC in Cedar Rapids, Iowa. You will be responsible for all financial and accounting functions of the company and will be part of the senior management team involved in the strategic planning for the company.

In the event of termination by NPC of your employment without good cause, NPC shall (i) within 30 days after the date of such termination, pay to you a lump sum equal to one-half (1/2) your annual rate of salary in effect at the date of termination, (ii) commencing 6 months after the date of termination of your employment, pay to you a sum equal to your annual rate of salary in effect at the date of termination, payable in semi-monthly installments for a period of six (6) months; provided, however, that if you have secured full-time employment during the period of the semi-monthly payments, the semi-monthly payments required to be made by NPC after you begin receiving payments from your new employer will be offset by the compensation you earn from any such new employer during the period in which you receive semi-monthly payments hereunder, (iii) within 30 days after date of such termination, pay to you a lump sum equal to annual target incentive and any funds accumulated as part of your Mid-Term cash performance plan, and (iv) any unit options granted to you (a) which have not vested on the termination date shall terminate and become null and void as of such date and (b) which have vested on the termination date must be exercised within 90 days or be forfeited.

For purposes of this agreement termination by NPC "for good cause" means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder which, in the case of gross negligence, has a materially adverse effect on the business or financial condition of NPC or any of its affiliates; (ii) voluntary termination by you of your employment or failure, refusal or neglect by you to comply with any of your material obligations hereunder or failure by you to comply with a reasonable instruction of any superior officer of NPC or its Board of Directors, which failure, refusal or neglect, if curable, is not fully and completely cured to the reasonable satisfaction of NPC as soon as reasonably possible upon written notice to you;
(iii) engagement by you in any conduct or the commission by you of any act which is, in the reasonable opinion of the President or Chief Executive Officer or NPC or its Board of Directors is materially injurious or detrimental to the substantial interest of otherwise, which is in violation of the criminal laws of the United States or any state thereof or any similar foreign law to which you may be subject; (v) any failure substantially to comply with any written rules, regulations, policies





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or procedures of NPC or any of its affiliates which, if not complied with, could have a material adverse effect on NPC or any of its affiliates; or (vi) any willful failure to comply with NPC or any of its affiliates' internal policies regarding insider trading.

You acknowledge that as an executive officer of NPC you will be involved, at the highest level, in the development, implementation, and management of NPC's and the MLP's business strategies and plans, including those which involve NPC and the MLP's finances, marketing operations, industrial relations, operations and acquisitions. By virtue of your unique and sensitive position, your employment by a competitor of NPC and the MLP represents a serious competitive danger to NPC and the MLP and the use of your talent, knowledge, and information about NPC's and the MLP's business, strategies, and plans can and would constitute a valuable competitive advantage over NPC and the MLP. In view of the foregoing, if either your employment with NPC ends by reason of your resignation, or your employment is terminated by NPC for good cause, then you covenant and agree that in either case for a period of eighteen (18) months following the termination of your employment you will not engage or be engaged in any capacity, directly or indirectly, including, but not limited to as an employee, agent, consultant, manager, executive, owner, or stockholder (except as a passive investor owning less than two percent interest in a publicly held company) in the propane industry.

You agree to treat such as confidential and not to disclose to anyone other than NPC and its subsidiaries and affiliated companies, and you agree that you will not at any time during your employment and for a period of four years thereafter, without the prior written consent of NPC, its subsidiaries furnish, or make known or accessible to, or use for the benefit of anyone other than NPC, its subsidiaries and affiliated companies, any information of the confidential nature relating in any way to the business of NPC or its subsidiaries or affiliated companies, or any of their respective direct business customers, unless (i) you are required to disclose such information by requirements of law,
(ii) such information is in the public domain through no fault of yours, or
(iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality.

You agree that in addition to any other remedy provided at law or in equity, (a) NPC shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating the provision of the two preceding paragraphs (b) you will indemnify and hold NPC harmless from and against any and all damages or loss incurred by NPC or any of its affiliates (including attorneys' fees and expenses) as a result of any such violation; and
(c) NPC's remaining obligations of this agreement, if any, shall cease (other than payment of your base salary through the date of such violation and any earned but unpaid vacation or bonus or except as may be required by law).

This agreement shall be governed by the laws of the State of Iowa applicable to agreements made and to be performed entirely within such State.

If you agree with the terms outlined above and in the Employment Term Sheet, please date and sign the copy of this letter enclosed for that purpose and return it to us.

Best Regards,

RONALD R. ROMINIECKI

Ronald R. Rominiecki
President and COO

RRR/ld
Enclosure

BROOKS SHERMAN                                        12/17/97
_____________________                                 _______________________
Brooks Sherman                                        Date






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                                 BROOKS SHERMAN
                             EMPLOYMENT TERM SHEET



Provision                                        Term                          Comments
---------                                        ----                          ---------

Base Salary .........................            $100,000                     Subject to increase at
                                                                              discretion of NPC Board

Annual Incentive ...................             $50,000/cycle target         Company and individual
                                                 (50% of salary)              performance assessed for
                                                                              each fiscal year relative to
                                                                              objectives agreed in
                                                                              advance between
                                                                              executive and CEO
                                                                              of NPC.

Mid-Term Cash ......................             $40,000/cycle target         The CEO of NPC will
                                                 (40% of salary)              develop a mid-term cash
                                                                              performance plan
                                                                              calibrated to deliver the
                                                                              target award for
                                                                              delivering agreed upon
                                                                              profit over a three-year
                                                                              performance cycle.
                                                                              During each year of the
                                                                              three-year cycle an
                                                                              amount will be accrued
                                                                              based upon a share of
                                                                              the minimum return; a new
                                                                              three-year cycle begins
                                                                              each year so that after the
                                                                              third year the annual cash
                                                                              pay-out should equal or
                                                                              exceed the target; no cap
                                                                              on potential award.


Unit Options .......................                                          To be determined by NPC
                                                                              Compensation
                                                                              Committee.

Health, Medical,
Insurance Benefits .................                                          Participation in NPC
                                                                              Plans.

Vacation ...........................                                          Consistent with other
                                                                              executive officers.
